File Number: 58414-0010

Web site: www.langmichener.com

EXHIBIT 5.1

August 18, 2008

The Board of Directors
Ruby Creek Resources Inc.
Suite 600, 890 West Pender Street
Vancouver, BC, Canada
V6C 1K4

Attention:          Brian Roberts

Dear Sirs:

Ruby Creek Resources Inc.
Registration Statement on Form S-4

We have acted as legal counsel for Ruby Creek Resources Inc., a British Columbia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the continuation of the Company from British Columbia to Nevada under the British Columbia Business Corporations Act (the "BCBCA") and the Nevada Revised Statutes (the "NRS"). References in this letter to "Ruby Creek Resources Nevada" are to the Company as it will exist upon completion of the continuation under the BCBCA and the NRS.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Plan of Conversion adopted by the board of directors of the Company in accordance with NRS 92A; (c) the Company's proposed Articles of Conversion; (d) the Company's Proposed Bylaws; (e) an Officer's Certificate executed by Brian Roberts, President and Chief Executive Officer of the Company, and (f) such statutes, records and other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (f) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (f) above) that is referred to or incorporated by reference into, the documents reviewed by us.

In rendering this opinion we have assumed that: (i) all of the issued and outstanding shares of common stock of the Company have been validly issued and are fully paid and non-assessable under the laws of British Columbia; (ii) each of the statements made and certified in the Officer's Certificate were true and correct when made, have at no time since being made and certified become untrue or incorrect and remain true and correct on the date hereof; and (iii) the proposed Articles of Conversion and Bylaws are adopted by the Company without amendment.

Based upon and subject to the foregoing, we are of the opinion that, upon receipt of authorization of the Continuation by the British Columbia Registrar of Companies, filing of the Articles of Conversion with the State of Nevada in accordance with NRS 92A.205, and effectiveness of the continuation of the Company under the BCBCA and the NRS, each issued and outstanding share of common stock of the Company shall automatically, without any action on the part of the Company or a stockholder, become one validly issued and fully paid and non-assessable issued and outstanding share of Ruby Creek Resources Nevada.

We consent to the use of our opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement including under the heading "Legal Matters", including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

"Lang Michener LLP"

LANG MICHENER LLP